Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED MAY 31, 2026 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. June 22, 2026 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter ended May 31, 2026. Highlights include:

•
Revenues were $98.6 million for the current quarter, an increase of $1.4 million or 1.4% over the same quarter last year.
•
Earnings per diluted share for the current quarter were $0.39 as compared to $0.38 for the same quarter last year.
•
Gross profit margin for the quarter was 31.5% compared to 31.1% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the first quarter ended May 31, 2026 were $98.6 million compared to $97.2 million for the same quarter last year, an increase of 1.4%. Gross profit totaled $31.1 million, or 31.5%, as compared to $30.2 million, or 31.1% for the same quarter last year. The Company's gross profit margin improved sequentially from 29.2% for the fourth quarter ended in fiscal year 2026. Net earnings for the quarter were $9.9 million, or $0.39 per diluted share as compared to $9.8 million, or $0.38 per diluted share for the same quarter last year. Operating cash flow increased to $21.2 million compared to $8.0 million in the prior-year quarter, and cash balances increased to $49.1 million at May 31, 2026 from $34.6 million at February 28, 2026.

Keith Walters, Chairman, Chief Executive Officer and President, commented, “Our performance for the quarter met our expectations. Revenue increased 1.4% over the prior-year quarter, while gross profit margin improved to 31.5%, compared to 31.1% in the prior year and 29.2% in the fourth quarter of fiscal 2026. EBITDA increased to $18.0 million or 18.2% of sales, compared to $17.7 million, or 18.2% of sales, in the same quarter last year.

“Acquisitions completed during fiscal year 2026 contributed approximately $4.5 million in revenue during the quarter and positively impacted diluted earnings per share by $0.02, primarily reflecting non-comparable ownership periods relative to the prior-year quarter. We remain focused on realizing operational efficiencies and maintaining disciplined pricing practices across our businesses.

“Over the past year, we proactively positioned ourselves to address the closure of the sole domestic producer of carbonless paper by securing inventory and developing alternative supply sources. We are successfully transitioning to those suppliers and do not anticipate any disruption to customer service, product availability or product quality.

“Our financial position remains strong. During the quarter, cash increased to $49.1 million from $34.6 million at the end of fiscal year 2026, driven by operating cash flow of $21.2 million. We continue to operate with no debt and maintain ample liquidity to support operations, pursue acquisition opportunities and return capital to shareholders through our quarterly dividend.

“We are encouraged by our first quarter performance and believe our strong balance sheet, disciplined cost structure and acquisition strategy position us well for the remainder of fiscal year 2027.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three-months ended May 31, 2026 and 2025 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended
	May 31,	May 31,
	2026	2025
Net earnings	$9,879	$9,799
Income tax expense	3,843	3,716
Depreciation and amortization	4,239	4,183
EBITDA (non-GAAP)	$17,961	$17,698
% of sales	18.2%	18.2%

In Other News

On June 19, 2026 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on August 10, 2026 to shareholders of record on July 10, 2026.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2026. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

	Three months ended
Condensed Consolidated Operating Results	May 31,	May 31,
	2026	2025
Net Sales	$98,615	$97,197
Cost of goods sold	67,532	66,967
Gross profit	31,083	30,230
Selling, general and administrative	17,508	16,947
Gain from disposal of assets	(10)	—
Income from operations	13,585	13,283
Other income	137	232
Earnings before income taxes	13,722	13,515
Income tax expense	3,843	3,716
Net earnings	$9,879	$9,799

Weighted average common shares outstanding
Basic	25,363,246	25,956,639
Diluted	25,521,039	26,021,247

Earnings per share
Basic	$0.39	$0.38
Diluted	$0.39	$0.38

	May 31,	February 28,
Condensed Consolidated Balance Sheet Information	2026	2026
Assets
Current Assets
Cash	$49,082	$34,570
Accounts receivable, net	34,756	37,983
Other receivables	785	1,623
Inventories, net	56,067	54,895
Prepaid expenses	2,763	2,699
Total Current Assets	143,453	131,770
Property, plant & equipment, net	61,534	63,341
Operating lease right-of-use assets, net	8,330	9,503
Goodwill and intangible assets, net	143,338	145,418
Other assets	6,863	6,879
Total Assets	$363,518	$356,911
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,251	$14,291
Accrued expenses	21,632	16,846
Current portion of operating lease liabilities	3,801	4,244
Total Current Liabilities	40,684	35,381
Other non-current liabilities	12,169	12,798
Total liabilities	52,853	48,179
Shareholders' Equity	310,665	308,732
Total Liabilities and Shareholders' Equity	$363,518	$356,911

	Three months ended
	May 31,	May 31,
Condensed Consolidated Cash Flow Information	2026	2025
Cash provided by operating activities	$21,232	$7,960
Cash used in investing activities	(342)	(30,799)
Cash used in financing activities	(6,378)	(11,538)
Change in cash	14,512	(34,377)
Cash at beginning of period	34,570	67,000
Cash at end of period	$49,082	$32,623